Exhibit 99.1

Contacts:	Investor Relations	Media Relations
	Derrick Nueman	Mike Boccio - Sloane & Company
	408-519-9677	212-446-1867
	dnueman@tivo.com	mboccio@sloanepr.com
TIVO REPORTS RESULTS FOR THE FOURTH QUARTER AND FISCAL YEAR ENDED JANUARY 31, 2014

•	Record full year Service & Technology revenues, Net Income, and Adjusted AEBITDA in Fiscal Year 2014

•	Continued acceleration in MSO additions; record 313,000 cable MSO subscriptions added in the fourth quarter

•	Positive TiVo-Owned quarterly net additions for first time in six years; driven by 41% year-over-year growth in TiVo-Owned gross additions and lowest absolute churn in almost eight years

•	Total TiVo subscriptions now at approximately 4.2 million, up 34% year-over-year

•	Comcast plans to expand our successful integration of Xfinity On Demand to their entire footprint

•	Record Service & Technology revenues of $84.0 million in the fourth quarter, an increase of 28% year over-year

•	Fourth quarter Adjusted EBITDA was $19.6 million, exceeding guidance

•	Fourth quarter Net Income was $710,000; which included a $4.8 million non-cash charge

•	Acquired Digitalsmiths, further accelerating TiVo's evolution to a device and user interface independent cloud-based Software-as-a-Service, yielding a significant market opportunity for TiVo

•
Announced increase of $100 million to stock repurchase authorization; Intent to repurchase $100 million in first quarter Fiscal Year 2015 in addition to the $20 million repurchased during the fourth quarter of Fiscal Year 2014

SAN JOSE, CA - February 26, 2014 -- TiVo Inc. (NASDAQ: TIVO), a leader in the advanced television entertainment market, today reported financial results for the fourth quarter and Fiscal Year ended January 31, 2014.
Tom Rogers, President and CEO of TiVo, said, “This was another solid quarter for TiVo and a very strong end to a year in which we delivered positive net income for the full Fiscal Year, robust Adjusted EBITDA growth over the course of the year, and the best year of subscription additions since Fiscal Year 2005 through new deals with major service providers across the globe. This rapid growth, combined with our exciting recent Digitalsmiths acquisition, the work we have done to innovate and create a product that embodies the future of television viewing, and a strategic approach to cash utilization all come together to set the stage for strong performance going forward.”
For the fourth quarter, service and technology revenues were $84 million. This compared to guidance of $83 million to $85 million and $65.7 million for the same quarter last year. TiVo reported Adjusted EBITDA of $19.6 million, compared to Adjusted EBITDA guidance of $16 million to $19 million, and compared to an Adjusted EBITDA loss of $(2.6) million in the same quarter last year. Net income was $710,000, compared to guidance of $2 million to $5 million and a net loss of $(15.8) million in the same quarter last year. Net income during the fourth quarter of Fiscal Year 2014 included an unanticipated non-cash charge of $4.8 million relating to the TRA business.
Rogers continued, "We are continuing to see encouraging subscription growth. Our record 313,000 MSO cable subscription additions exceeded last quarter’s strong results and underscores that the TiVo offering continues to be deployed aggressively by operators globally.
“More specifically, in Spain, we’ve seen significant success with our partner ONO, which recently announced that the TiVo product has now reached more than 323,000 active users, a growth of 65,000 subscribers in just the last quarter. Rosalia Portela, CEO of ONO, recently said the company is positioning TiVo as the Pay-TV market benchmark and the record numbers shown in the last quarter show customers recognize that it’s an easy to use, highly advanced service that is superior to traditional offerings.
“In Sweden, Com Hem reported 38,000 TiVo subs, with the service already reaching 6% of their customers in just three months following launch, which was faster than the time it took Virgin and ONO to reach those same levels. Andrew Barron, Executive Chairman of Com Hem recently said, ‘TiVo is important to Com Hem as it is the key to restoring growth in our DTV business. The combination of the powerful TiVo platform and our broad content offers provide the strongest TV product available in our market.’
“In the U.K., the two millionth Virgin Media TiVo customer has been connected since the service launched in December 2010. Commenting on the milestone, Scott Kewley, Virgin Media’s director of digital entertainment, said, ‘Virgin Media TiVo started a revolution in the way people watch and discover great TV and it’s clear from our growth that our customers agree. By offering different ways to watch, with subscription and pay-per-view options, all integrated into a straightforward, intuitive experience, there’s an unrivaled world of great entertainment at our customers’ fingertips.’
"Additionally, we continue to add distribution partners, announcing this week that we have been selected by Vyve Broadband, a new MSO run by former Bresnan Communications executives through the acquisition of systems from Mediastream and Allegiance Telecom. This deal represents a new strategic initiative for TiVo, focused on bringing the key parts of the TiVo experience to low cost devices, beginning with digital terminal adapters also known as DTAs. DTAs are deployed in large volumes by many operators who aim to provide digital services with limited investment in customer premise equipment. Historically, DTAs have been devices with limited feature sets and user interfaces. We have been able to greatly improve the user experience of these products by connecting our TiVo cloud service feeds with third-party software to implement elements of the TiVo user experience. Under the terms of this deal, Vyve will be exclusively deploying TiVo-enabled DTAs going forward and we believe this could become an attractive product for other operators.
“Similarly, on the TiVo-Owned front, TiVo Roamio continues to be well received by consumers, where a 41% year-over-year increase in TiVo-Owned gross additions and our lowest absolute churn in almost eight years, led to positive net TiVo-Owned subscription additions in the fourth quarter for the first time in six years. In regions where we advertised, we saw higher gross additions than in the markets where we did not.
“Roamio also continues to receive rave critical acclaim, including from David Pogue, former tech columnist for the New York Times, who in one of his first posts in January on Yahoo Tech, said, ‘TiVo’s design is filled with smart, elegant grace notes that most cable-company boxes just don’t have...TiVo cultists like me should prepare to rejoice.’ He further added that with Roamio, ‘you wind up with a single box that gracefully serves the functions of a cable box, Apple TV or Roku, and Slingbox - and a single remote control at that. You wind up being able to search and watch cable shows and Internet shows identically. You wind up being able to watch its recordings anywhere in the house - on another TiVo, on your iPhone/iPad or over the Internet.’
“Further, we are finding that TiVo Roamio’s value proposition is being increasingly understood by our customer base with 78% of 'streaming-capable' TiVo subscribers using the in-home or out-of-home streaming features each month. Additionally, the average number of monthly streaming sessions grew over 50% in the second half of 2013 to about 16 sessions a month and the time spent on streaming sessions grew 20% per user on a monthly basis. This significant usage highlights the fact that Roamio is changing the way viewers consume television by helping deliver on the promise of any content, anywhere and on any device.
"We are also pleased that Comcast has committed to expanding our successful integration of Xfinity On Demand to their entire footprint. This integration on the Roamio and Premiere platforms has been an important one for us, as the robust Xfinity library, along-side traditional TV channels and web content delivers a one-stop shop for home entertainment. Market-by-market rollouts are occurring now, with full scale deployment in all U.S. markets - including Chicago, Atlanta and Houston - expected to be complete by June 30, 2014.
“We also recently announced a partnership with Control4 Corporation, a leading provider of automation and control solutions for the connected home, to make TiVo the first cable set-top box (with DVR, streaming services, and multi-screen capability) capable of being seamlessly integrated with comprehensive home automation solutions including lighting, home audio, climate control, or security. We believe that this integration will help further enhance TiVo Roamio’s attractiveness in the home professional install channel, where there are significant opportunities.
“In addition to the progress we’ve made with our current distribution, we took a significant step to expand our distribution and ability to serve operators more broadly through our acquisition of Digitalsmiths, the Pay-TV industry's most broadly adopted cloud-based content discovery and recommendation service. Digitalsmiths currently works with 46 blue‐chip customers that consist of international Pay-TV operators, Content Providers, Consumer Electronic Manufacturers and seven of the top 10 U.S. Pay-TV operators. In the U.S. alone, Digitalsmiths customers cover approximately 64% of the country's Pay-TV households. Customers include Time Warner Cable, DirecTV and Dish, among others. Between the Digitalsmiths and TiVo products, we now have advanced television relationships with 18 of the top 25 U.S. operators and an expanded role with Tier-one U.S. Service Providers. As a result, we are now able to offer products not only to operators who want our branded-TiVo user interface but also those looking to build their own user interfaces but who need a strong content and discovery service to power it. The Digitalsmiths offering continues to be successful and well-received because of the ease with which it is integrated into Pay-TV operators’ existing architecture.
“On the innovation front, at CES, we again demonstrated our Network DVR prototype for operators and revealed further plans to bring the TiVo experience to the cloud for operators. In addition to moving the TiVo experience to the cloud, powerful aspects of the TiVo nDVR capability will involve enabling operators to manage complex content rights, achieve far easier distribution, drive new and increased revenue streams, in addition to developing new consumer viewing features and capabilities. This dovetails very well with Digitalsmiths’ cloud-based service that enables easy implementation of personalized metadata-related content search, browse, and discovery.
“In terms of our audience research and measurement business, TRA delivered improved revenues in the fourth quarter compared to the prior quarter, underscoring our recent efforts to secure and expand customer relationships such as with P&G. However, the pace of the transition from antiquated TV measurement to something more in line with online measurement has been slower than what we expected at the time we purchased TRA, resulting in the intangibles impairment we took this quarter. We continue to believe in the long-term potential of this business as the television industry continues to evolve.
“Regarding our capital allocation strategy, in addition to our Digitalsmiths acquisition, we announced that we are increasing our current stock repurchase authorization by an additional $100 million, giving us approximately $186 million of unused repurchase capacity beyond the $20 million of stock we repurchased during the fourth quarter of Fiscal Year 2014. In conjunction with this increased authorization, we intend to repurchase $100 million during the first quarter of Fiscal Year 2015. We believe that these actions underscore our commitment to utilize our significant capital resources in a thoughtful and deliberate manner to drive shareholder value, including aggressively returning capital to shareholders.”
Rogers concluded, "This quarter marked the close of an important year for TiVo. We are seeing strong financial and operational results, significant overall subscription growth, and we continue to be a leader in innovation in the advanced television industry. In addition to our strategic acquisition that advances our cloud-based capabilities and places us front and center with a number of key operators, we are putting our significant cash resources to use through additional share repurchases. As we move through the first fiscal quarter of 2015, we believe that we are on track to exceed Adjusted EBITDA of $100 million this fiscal year, especially as we benefit from additional subscription gains. We are very excited about what the future holds for TiVo."
Management Provides Financial Guidance
For the first quarter of Fiscal Year 2015, TiVo anticipates service and technology revenues in the range of $85 million to $87 million, the midpoint of which is a 40% year-over-year increase from the $61.8 million TiVo reported in first quarter of Fiscal Year 2014.
TiVo expects Adjusted EBITDA to be in the range of $22 million to $25 million and net income to be in the range of $5 million to $8 million. The sequential increase from the fourth quarter of Fiscal Year 2014 is expected to come from both improvements to overall gross margin and lower operating expenses.

Further, net income guidance reflects a full GAAP tax rate though TiVo expects to pay significantly lower cash taxes for the foreseeable future, and includes approximately $1 million to $2 million of quarterly amortization relating to the Digitalsmiths acquisition.
Management's guidance includes Adjusted EBITDA, a non-GAAP financial measure as defined in Regulation G. TiVo has provided a reconciliation of EBITDA and Adjusted EBITDA to net income (loss) in the attached schedules solely for the purpose of complying with Regulation G and not as an indication that EBITDA or Adjusted EBITDA is a substitute measure for net income (loss).
Conference Call and Webcast
TiVo will host a conference call and Webcast to discuss the fourth quarter and fiscal year ended January 31, 2014 financial and operating results as well as guidance outlook for the first quarter at 2:00 pm PT (5:00 pm ET), today, February 26, 2014. To listen to the discussion, please visit http://www.tivo.com/ir and click on the link provided for the Webcast or dial (877) 618-4505 (conference ID number is 22622601). The Webcast will be archived and available through March 5, 2014 at http://www.tivo.com/ir or by calling (404) 537-3406; and entering the conference ID number 22622601.

About TiVo Inc.

Founded in 1997, TiVo Inc. (Nasdaq: TIVO - News) developed the first commercially available digital video recorder (DVR).  TiVo offers the TiVo service and TiVo DVRs directly to consumers online at www.tivo.com and through third-party retailers.  TiVo also distributes its technology and services through solutions tailored for cable, satellite, and broadcasting companies. Since its founding, TiVo has evolved into the ultimate single solution media center by combining its patented DVR technologies and universal cable box capabilities with the ability to aggregate, search, and deliver millions of pieces of broadband, cable, and broadcast content directly to the television. An economical, one-stop-shop for in-home entertainment, TiVo's intuitive functionality and ease of use puts viewers in control by enabling them to effortlessly navigate the best digital entertainment content available through one box, with one remote, and one user interface, delivering the most dynamic user experience on the market today.  TiVo also continues to weave itself into the fabric of the media industry by providing interactive advertising solutions and audience research and measurement ratings services to the television industry.
TiVo and the TiVo Logo are trademarks or registered trademarks of TiVo Inc. or its subsidiaries worldwide. © 2013 TiVo Inc. All rights reserved. All other trademarks are the property of their respective owners.
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, TiVo's future business and growth strategies including future distribution agreements as well as revenue and subscription growth from MSO customers (both domestically and internationally), financial guidance for TiVo's first quarter and full fiscal year ending January 31, 2015, future growth in TiVo’s overall subscription base including both TiVo-Owned and MSO subscriptions, future revenues, benefits, and risks associated with the integration of TiVo’s acquisition of Digitalsmiths, future TiVo product innovations, including the potential benefits of such innovations, such as a network DVR and integration with third party services and technologies such as Control4, future deployment of TiVo services on DTA devices with Vyve Broadband and other customers, future scope and timing of the roll-out of Xfinity Video On Demand access for TiVo retail devices across Comcast's entire U.S. footprint, future growth in TiVo’s audience research and measurement business, future decreases in TiVo R&D spending, and future capital allocation initiatives including the amount, timing and sufficient availability of shares in the marketplace for future share repurchases. Forward-looking statements generally can be identified by the use of forward-looking terminology such as, "believe," "expect," "may," "will," "intend," "estimate," "continue," or similar expressions or the negative of those terms or expressions. Such statements involve risks and uncertainties, which could cause actual results to vary materially from those expressed in or indicated by the forward-looking statements. Factors that may cause actual results to differ materially include delays in development, competitive service offerings and lack of market acceptance, as well as the other potential factors described under "Risk Factors" in the Company's public reports filed with the Securities and Exchange, including the Company's Annual Report on Form 10-K for the fiscal year ended January 31, 2013, our Quarterly Reports on Form 10-Q for the periods ended April 30, 2013, July 31, 2013, and October 31, 2013, and Current Reports on Form 8-K. The Company cautions you not to place undue reliance on forward-looking statements, which reflect an analysis only and speak only as of the date hereof. TiVo disclaims any obligation to update these forward-looking statements.

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share and share amounts)
(unaudited)

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2014	2013	2014	2013
Revenues
Service revenues	36,317	35,574	138,835	133,725
Technology revenues	47,716	30,153	165,630	101,592
Hardware revenues	22,301	23,129	101,788	68,591
Net revenues	106,334	88,856	406,253	303,908
Cost of revenues
Cost of service revenues	15,596	11,619	49,042	40,107
Cost of technology revenues	4,483	7,318	25,673	23,175
Cost of hardware revenues	23,163	21,847	96,633	78,183
Total cost of revenues	43,242	40,784	171,348	141,465
Gross margin	63,092	48,072	234,905	162,443
Research and development	26,908	26,614	106,917	115,103
Sales and marketing	11,238	8,928	39,003	30,353
Sales and marketing, subscription acquisition costs	6,038	3,471	12,521	8,660
General and administrative	16,461	23,708	77,311	87,075
Litigation proceeds	—	—	(108,102)	(78,441)
Total operating income	60,645	62,721	127,650	162,750
Income (loss) from operations	2,447	(14,649)	107,255	(307)
Interest income	1,272	808	4,727	3,951
Interest expense and other expense, net	(1,973)	(1,966)	(8,077)	(7,872)
Income (loss) before income taxes	1,746	(15,807)	103,905	(4,228)
Benefit (provision) for income taxes	(1,036)	31	167,911	(1,036)
Net income (loss)	710	(15,776)	271,816	(5,264)

Net income (loss) per common share
Basic	$0.01	$(0.13)	$2.29	$(0.04)
Diluted	$0.01	$(0.13)	$1.99	$(0.04)

Income (loss) for purposes of computing net income per share:
Basic	710	(15,776)	271,816	(5,264)
Diluted	710	(15,776)	276,825	(5,264)

Weighted average common and common equivalent shares:
Basic	117,039,907	120,199,937	118,445,466	119,411,727
Diluted	121,668,803	120,199,937	138,801,463	119,411,727
* During the three months ended January 31, 2014, cost of service was impacted by $3.3M and sales & marketing expense was impacted by $1.5M due to a non-cash TRA impairment charge.

TIVO INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share and share amounts)

(unaudited)

	As of January 31,
	2014	2013
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$253,713	$157,104
Short-term investments	748,759	470,136
Accounts receivable, net of allowance for doubtful accounts of $429 and $362, respectively	35,151	40,102
Inventories	22,316	14,500
Deferred cost of technology revenues, current	9,103	14,713
Deferred tax assets	113,621	—
Prepaid expenses and other, current	10,922	9,168
Total current assets	1,193,585	705,723
LONG-TERM ASSETS
Property and equipment, net of accumulated depreciation of $52,819 and $51,012, respectively	10,687	10,300
Developed technology and intangible assets, net of accumulated amortization of $23,059 and $21,323, respectively	7,328	16,086
Deferred cost of technology revenues, long-term	18,108	16,011
Goodwill	12,266	12,266
Deferred tax assets, long-term	57,492	—
Prepaid expenses and other, long-term	2,325	3,267
Total long-term assets	108,206	57,930
Total assets	$1,301,791	$763,653
LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES
CURRENT LIABILITIES
Accounts payable	$22,918	$24,492
Accrued liabilities	50,204	50,043
Deferred revenue, current	174,739	103,505
Total current liabilities	247,861	178,040
LONG-TERM LIABILITIES
Deferred revenue, long-term	331,534	71,823
Convertible senior notes	172,500	172,500
Deferred rent and other long-term liabilities	811	526
Total long-term liabilities	504,845	244,849
Total liabilities	752,706	422,889
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, par value $0.001: Authorized shares are 10,000,000; Issued and outstanding shares - none	—	—
Common stock, par value $0.001: Authorized shares are 275,000,000; Issued shares are 134,588,456 and 129,545,267, respectively, and outstanding shares are 120,617,939 and 125,622,357, respectively	134	129
Treasury stock, at cost - 13,970,517 shares and 3,922,910 shares, respectively	(154,071)	(37,791)
Additional paid-in capital	1,112,957	1,060,532
Accumulated deficit	(410,512)	(682,328)
Accumulated other comprehensive income	577	222
Total stockholders’ equity	549,085	340,764
Total liabilities and stockholders’ equity	$1,301,791	$763,653

TIVO INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

	Fiscal Year Ended January 31,
	2014	2013
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$271,816	$(5,264)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization of property and equipment and intangibles	9,830	9,332
Loss on impairment of intangible assets	4,752	—
Stock-based compensation expense	37,765	34,455
Amortization of discounts and premiums on investments	9,016	4,852
Deferred income taxes	(171,113)	—
Amortization of deferred debt issuance costs	961	961
Excess tax benefits from employee stock-based compensation	(522)	—
Allowance for doubtful accounts	253	219
Changes in assets and liabilities:
Accounts receivable	4,698	(14,861)
Inventories	(7,816)	4,425
Deferred cost of technology revenues	3,626	(2,476)
Prepaid expenses and other	1,178	4,161
Accounts payable	(1,454)	(10,280)
Accrued liabilities	829	3,832
Deferred revenue	330,945	17,925
Deferred rent and other long-term liabilities	285	8
Net cash provided by operating activities	$495,049	$47,289
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of short-term investments	(930,546)	(579,633)
Sales or maturities of long-term and short-term investments	640,311	553,073
Purchase of long-term investment	—	(250)
Acquisition of business, net of cash and cash equivalents acquired	—	(24,466)
Acquisition of property and equipment	(6,331)	(6,451)
Acquisition of capitalized software and intangibles	—	(95)
Net cash used in investing activities	$(296,566)	$(57,822)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock related to exercise of common stock options	7,868	16,268
Proceeds from issuance of common stock related to employee stock purchase plan	6,016	5,817
Excess tax benefits from employee stock-based compensation	522	—
Treasury stock - repurchase of stock	(116,280)	(24,003)
Net cash used in financing activities	$(101,874)	$(1,918)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$96,609	$(12,451)
CASH AND CASH EQUIVALENTS:
Balance at beginning of period	157,104	169,555
Balance at end of period	$253,713	$157,104

TIVO INC.
OTHER DATA

	Three Months Ended		Twelve Months Ended		Guidance Reconciliation
	January 31,		January 31,		Three Months Ending
	2014	2013	2014	2013	April 30, 2014
	(In thousands)				(In millions)
Net Income (loss)	$710	$(15,776)	$271,816	$(5,264)	$5 - $8
Add back:
Depreciation & amortization	6,803	2,710	14,582	9,332	$4 - $5
Interest income & expense, other	693	1,158	3,142	3,919	$1
Benefit (provision) for income tax	1,036	(31)	(167,911)	1,035	$4 - $6
EBITDA	9,242	(11,939)	121,629	9,022	$14 - $17
Stock-based compensation	10,312	9,292	37,765	34,455	$8
Adjusted EBITDA	$19,554	$(2,647)	$159,394	$43,477	$22 - $25
Litigation expenses	1,641	10,409	24,594	38,055	$2
Litigation proceeds (past damage awards)	—	—	(108,102)	(78,441)	—
Adjusted EBITDA excluding litigation expense and litigation proceeds (past damage awards)	$21,195	$7,762	$75,886	$3,091	$24 - $27

EBITDA and Adjusted EBITDA Results. TiVo's "EBITDA" means income before interest income and expense, provision for income taxes and depreciation and amortization. TiVo's "Adjusted EBITDA" is EBITDA less expense for stock-based compensation. EBITDA and Adjusted EBITDA are not measures of financial performance under generally accepted accounting principles, which we refer to as GAAP. We have presented EBITDA and Adjusted EBITDA solely as supplemental disclosure because we believe they allow for a more complete analysis of our results of operations and we believe that EBITDA and Adjusted EBITDA are useful to investors because EBITDA and Adjusted EBITDA are commonly used to analyze companies on the basis of operating performance. In addition, because of the variety of equity awards used by companies, the varying methodologies for determining stock-based compensation expense, and the subjective assumptions involved in those determinations, we believe excluding stock-based compensation enhances the ability of management and investors to evaluate our operating performance over multiple periods. Management does not use EBITDA or Adjusted EBITDA as a measure of liquidity because, among other things, they do not exclude the impact of deferred revenues associated with the amortization of product lifetime subscriptions. We do not use stock-based compensation expense in our internal measures. A limitation associated with these non-GAAP measures is that they do not include any stock-based compensation expense related to hiring, retaining, and incentivizing the Company's workforce. EBITDA and Adjusted EBITDA are not intended to represent, and should not be considered more meaningful than, or as an alternative to, measures of operating performance as determined in accordance with GAAP.

TIVO INC.
OTHER DATA
Subscriptions	Three Months Ended January 31,		Twelve Months Ended January 31,
(Subscriptions in thousands)	2014	2013	2014	2013
TiVo-Owned Subscription Gross Additions:	49	35	126	117
Subscription Net Additions/(Losses):
TiVo-Owned	6	(13)	(63)	(80)
MSOs	313	222	1,123	950
Total Subscription Net Additions/(Losses)	319	209	1,060	870
Cumulative Subscriptions:
TiVo-Owned	966	1,029	966	1,029
MSOs	3,243	2,120	3,243	2,120
Total Cumulative Subscriptions	4,209	3,149	4,209	3,149
Fully Amortized Active	171	194	171	194
% of TiVo-Owned Cumulative Subscriptions paying recurring fees	51%	53%	51%	53%

Subscriptions. Management reviews this metric, and believes it may be useful to investors, in order to evaluate our relative position in the marketplace and to forecast future potential service revenues. Above is a table that details the change in our subscription base during the three and twelve months ended January 31, 2014 and January 31, 2013, respectively. The TiVo-Owned lines refer to subscriptions sold directly or indirectly by TiVo to consumers who have TiVo-enabled devices (such as a DVR or TiVo Mini) and for which TiVo incurs acquisition costs. The MSO lines refer to subscriptions sold to consumers by MSOs such as Virgin, ONO, RCN, Grande, GCI, and Suddenlink, among others, and for which TiVo expects to incur little or no acquisition costs. Additionally, we provide a breakdown of the percent of TiVo-Owned subscriptions for which consumers pay recurring fees as opposed to a one-time prepaid product lifetime fee.
We define a “subscription” as a contract referencing a TiVo-enabled device such as a DVR or TiVo Mini for which (i) a consumer has committed to pay for the TiVo service and (ii) service is not canceled. Each TiVo-Owned or MSO subscription represents a single TiVo-enabled device (as defined above) and therefore one or more TiVo-Owned or MSO subscriptions may be present in a single household. We currently do not report based on households. We count product lifetime subscriptions in our subscription base until both of the following conditions are met: (i) the period we use to recognize product lifetime subscription revenues ends; and (ii) the related TiVo-enabled device has not made contact to the TiVo service within the prior six month period. Product lifetime subscriptions past this period which have not called into the TiVo service for six months are not counted in this total. We amortize all product lifetime subscriptions over a 66 month period. We are not aware of any uniform standards for defining subscriptions and caution that our presentation may not be consistent with that of other companies. Additionally, the subscription fees that our MSOs pay us are typically based upon a specific contractual definition of a subscriber, subscription, or a TiVo-enabled device which may not be consistent with how we define a subscription for our reporting purposes nor be representative of how such subscription fees are calculated and paid to us by our MSOs. Our MSOs subscription data is based in part on reporting from our third-party MSO partners.

TIVO INC.
OTHER DATA - KEY BUSINESS METRICS

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Churn Rate	2014	2013	2014	2013
	(In thousands, except churn rate per month)
Average TiVo-Owned subscriptions	962	1,035	987	1,062
TiVo-Owned subscription cancellations	(43)	(48)	(189)	(197)
TiVo-Owned Churn Rate per month	(1.5)%	(1.5)%	(1.6)%	(1.5)%
TiVo-Owned Churn Rate per Month.

Management reviews this metric, and believes it may be useful to investors, in order to evaluate our ability to retain existing TiVo-Owned subscriptions (including both monthly and product lifetime subscriptions) by providing services that are competitive in the market. Management believes factors such as service enhancements, service commitments, higher customer satisfaction, and improved customer support may improve this metric. Conversely, management believes factors such as increased competition, lack of competitive service features such as high definition television recording capabilities in our older model DVRs or access to certain digital television channels or MSO Video On Demand services, as well as increased price sensitivity, CableCARDTM installation issues, and CableCARDTM technology limitations, may cause our TiVo-Owned Churn Rate per month to increase.
We define the TiVo-Owned Churn Rate per month as the total TiVo-Owned subscription cancellations in the period divided by the Average TiVo-Owned subscriptions for the period (including both monthly and product lifetime subscriptions), which then is divided by the number of months in the period. We calculate Average TiVo-Owned subscriptions for the period by adding the average TiVo-Owned subscriptions for each month and dividing by the number of months in the period. We calculate the average TiVo-Owned subscriptions for each month by adding the beginning and ending subscriptions for the month and dividing by two. We are not aware of any uniform standards for calculating churn and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
	2014	2013	2014	2013
Subscription Acquisition Costs	(In thousands, except SAC)
Sales and marketing, subscription acquisition costs	$6,038	$3,471	$12,521	$8,660
Hardware revenues	(22,301)	(23,129)	(101,788)	(68,591)
Less: MSOs'-related hardware revenues	12,634	16,834	74,498	45,849
Cost of hardware revenues	23,163	21,847	96,633	78,183
Less: MSOs'-related cost of hardware revenues	(9,650)	(11,036)	(56,643)	(38,435)
Total Acquisition Costs	9,884	7,987	25,221	25,666
TiVo-Owned Subscription Gross Additions	49	35	126	117
Subscription Acquisition Costs (SAC)	$202	$228	$200	$219

Subscription Acquisition Cost or SAC. Management reviews this metric, and believes it may be useful to investors, in order to evaluate trends in the efficiency of our marketing programs and subscription acquisition strategies. We define SAC as our total TiVo-Owned acquisition costs for a given period divided by TiVo-Owned subscription gross additions for the same period. We define total acquisition costs as sales and marketing, subscription acquisition costs less net TiVo-Owned related hardware revenues (defined as TiVo-Owned related gross hardware revenues less rebates, revenue share and market development funds paid to retailers) plus TiVo-Owned related cost of hardware revenues. The sales and marketing, subscription acquisition costs line item includes advertising expenses and promotion-related expenses directly related to subscription acquisition activities, but does not include expenses related to advertising sales. We do not include third-parties’ subscription gross additions, such as MSOs' gross additions with TiVo subscriptions, in our calculation of SAC because we typically incur limited or no acquisition costs for these new subscriptions, and so we also do not include MSOs’ sales and marketing, subscription acquisition costs, hardware revenues, or cost of hardware revenues in our calculation of TiVo-Owned SAC. We are not aware of any uniform standards for calculating total acquisition costs or SAC and caution that our presentation may not be consistent with that of other companies.

	Three Months Ended January 31,		Twelve Months Ended January 31,
TiVo-Owned Average Revenue per Subscription	2014	2013	2014	2013
	(In thousands, except ARPU)
Total Service revenues	$36,317	$35,574	$138,835	$133,725
Less: MSOs'-related service revenues	(11,618)	(8,374)	(37,006)	(25,694)
TiVo-Owned-related service revenues	24,699	27,200	101,829	108,031
Average TiVo-Owned revenues per month	8,233	9,067	8,486	9,003
Average TiVo-Owned subscriptions per month	962	1,035	987	1,062
TiVo-Owned ARPU per month	$8.56	$8.76	$8.60	$8.48

	Three Months Ended January 31,		Twelve Months Ended January 31,
MSOs' Average Revenue per Subscription	2014	2013	2014	2013
	(In thousands, except ARPU)
Total Service revenues	$36,317	$35,574	$138,835	$133,725
Less: TiVo-Owned-related service revenues	(24,699)	(27,200)	(101,829)	(108,031)
MSOs'-related service revenues	11,618	8,374	37,006	25,694
Average MSOs' revenues per month	3,873	2,791	3,084	2,141
Average MSOs' subscriptions per month	3,072	2,011	2,656	1,651
MSOs' ARPU per month	$1.26	$1.39	$1.16	$1.30

Average Revenue Per Subscription or ARPU. Management reviews this metric, and believes it may be useful to investors, in order to evaluate the potential of our subscription base to generate revenues from a variety of sources, including service fees, advertising, and audience research measurement. You should not use ARPU as a substitute for measures of financial performance calculated in accordance with GAAP. Management believes it is useful to consider this metric excluding the costs associated with rebates, revenue share, and other payments to channel because of the discretionary and varying nature of these expenses and because management believes these expenses, which are included in hardware revenues, net, are more appropriately monitored as part of SAC. We are not aware of any uniform standards for calculating ARPU and caution that our presentation may not be consistent with that of other companies. Furthermore, ARPU for our MSOs may not be directly comparable to the service fees we may receive from these partners on a per subscription basis as the fees that our MSOs pay us may be based upon a specific contractual definition of a subscriber, subscription, or a TiVo-enabled device which may not be consistent with how we define a subscription for our reporting purposes or be representative of how such subscription fees are calculated and paid to us by our MSOs. For example, an agreement that includes contractual minimums such as our agreement with DIRECTV may result in a higher than average MSO ARPU if such fixed minimum fee is spread over a small and declining number of subscriptions as is the case with our DIRECTV relationship. Additionally, ARPU for our MSO subscriptions may not be reflective of revenues received by TiVo as in certain cases the cost of development for such MSO customer may be deferred on our condensed consolidated balance sheets until later when related revenues from service fees are received and are first recognized as technology revenues by us until the previously deferred costs of development are fully expensed. This recognition of service fees as technology revenues will have the effect of lowering ARPU for certain of our MSO subscriptions until such costs of development are fully expensed. Additionally, the ARPU for subscriptions generated from different MSOs may vary significantly as a result of these factors and other factors such as the size of such MSO's subscription base and the existence of financial guarantees and exclusivity commitments from certain MSOs and how subscriptions are defined in each such agreement.
We calculate ARPU per month for TiVo-Owned subscriptions by subtracting MSOs'-related service revenues (which includes MSOs’ subscription service revenues and MSOs’-related advertising revenues) from our total reported net service revenues and dividing the result by the number of months in the period. We then divide the resulting average service revenue by Average TiVo-Owned subscriptions for the period, calculated as described above for churn rate. The above table shows this calculation.
We calculate ARPU per month for MSOs’ subscriptions by first subtracting TiVo-Owned-related service revenues (which includes TiVo-Owned subscription service revenues and TiVo-Owned related advertising revenues) from our total reported service revenues. Then we divide average revenues per month for MSOs’-related service revenues by the average MSOs’ subscriptions for the period. The above table shows this calculation.